        Exhibit 19

ACI STOCK TRADING POLICY

REVISION DATE: 10-30-24

INTRODUCTION
This Policy describes certain proscribed actions of Covered Persons in transactions related to Company Securities.
DEFINITIONS
Company means ACI Worldwide, Inc. (NASDAQ: ACIW) and its subsidiaries and affiliates.
Company Securities means all of the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures, senior notes and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the common stock.
Covered Persons: All employees, officers, consultants, contractors and members of the board of directors of the Company, as well as (i) the members of each such person’s immediate family and household, and (ii) entities controlled by individuals subject to this Policy, are covered by this Policy.
ROLES AND RESPONSIBILITIES
This Policy applies to all Covered Persons. Covered Persons are responsible for making sure that transactions involving Company Securities are in compliance with this policy.
POLICY CONTENT
I.Insider Trading
No Covered Person may, directly or indirectly, engage in a transaction involving Company Securities while in possession of Material Non-Public Information.
Preclearance: Members of the board of directors and employees who are senior vice presidents and above (a “Restricted Person”) must preclear any transaction in Company Securities. Preclearance may be provided by the Company’s General Counsel. A Restricted Person’s request for preclearance should be submitted in writing to the General Counsel at least three business days in advanced of the proposed transaction. When a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of Material Non-Public Information about the Company and should describe fully those circumstances to the General Counsel. The General Counsel is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If a Restricted Person seeks preclearance and permission to engage in a transaction and such preclearance is denied, the Restricted Person should refrain from initiating any transaction in Company Securities and should not incluform any other person of the restriction.
Insider Status: Any person who possesses Material Non-Public Information is considered an “Insider” for as long as the information is not publicly known. Insiders may not make trading recommendations or express opinions about the value of Company Securities.
Tipping: No Insider may disclose (“tip”) Material Non-Public Information to any other person who may trade in Company Securities or “tip” someone else.
Confidentiality: Non-public information relating to the Company or parties who have provided the Company with non-public information is the property of the Company or such other party, and the unauthorized disclosure of such information is forbidden.
Information Regarding Other Companies: This Policy applies to Material Non-Public Information relating to the Company’s customers, vendors, partners and other businesses (“Company Business

Partners”) when that information is obtained in the course of employment with, or through services performed on behalf of, the Company. It is generally impermissible to trade in securities of any company if trading is based upon information that was obtained under an obligation of confidentiality to the Company. Information should be treated as confidential where the information is material and non-public and the original source of the information has not given express permission to use the information to engage in a securities transaction. Each Covered Person must treat Material Non-Public Information about Company Business Partners with the same care required with respect to the Company’s Material Non-Public Information.

II.Stock Trading Black-Out Period
Transacting in Company Securities is prohibited during the period commencing on the 20th day of the last month of each quarter through the second business day following the public release of the Company’s financial results for that quarter (the “Stock Trading Black-Out Period”).
All pending stock orders, including limit orders, must expire upon commencement of the Stock Trading Black-Out Period, except as otherwise contemplated by a 10b5-1 Trading Plan (defined below).
From time to time, an event may occur that is material to the Company and is known by only a few Covered Persons. So long as the event remains material and non-public, these Covered Persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, these designated Covered Persons should refrain from trading in Company Securities even sooner than the typical Stock Trading Black-Out Period described above. In that situation, the General Counsel may notify these Company Persons that they should not trade in Company Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Stock Trading Black-Out Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the General Counsel has not designated a specific Covered Person as a person who should not trade due to an event-specific restriction, such Covered Person should not trade while aware of Material Non-Public Information. Exceptions will not be granted during an event-specific trading restriction period.
III. 10b5-1 Trading Plans
Notwithstanding the foregoing restrictions on trading, Covered Persons may execute trades in Company Securities during a Stock Trading Black-Out Period or a time when he or she possesses Material Non-Public Information if such trades are pursuant to a prearranged written trading contract, instruction or plan (a “10b5-1 Trading Plan”) that (a) complies with Rule 10b5-1 of the Securities Exchange Act of 1934; (b) is not entered into during a Blackout Period or such other time when the Covered Person possesses any material nonpublic information; and (c) is approved in advance of its implementation by the Company’s General Counsel. Any 10b5-1 Trading Plan must be submitted for approval to the Company’s General Counsel at least five business days prior to the entry into the 10b5-1 Trading Plan. Any Covered Person party to a 10b5-1 Trading Plan must also obtain the approval of the Company’s General Counsel prior to amending or terminating such plan. Any trades consummated pursuant to a 10b5-1 Trading Plan must promptly be reported to the Company’s General Counsel. Note that SEC rules require the Company to disclose on a quarterly basis the name of each director or officer having an outstanding 10b5-1 Trading Plan and certain material terms of that 10b5-1 Trading Plan.

IV.Short-Swing Transactions
The U.S. securities laws require that members of the board of directors and executive officers who engage in short-swing transactions in Company Securities relinquish all profits to the Company. Short- swing transactions are purchases and sales (or sales and purchases) within six months.

V.Prohibition on Hedging; Derivative Securities; Pledging and Short Sales
Members of the board of directors and executive officers may not engage in hedging or transactions involving derivatives related to Company Securities (excluding the exercise of Company-issued stock options), nor may they pledge Company Securities or effect short sales or sales “against the box.”
VI.Transactions under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
•Restricted Stock Awards. This Policy does not apply to the acquisition of shares of Company common stock upon vesting of restricted stock or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of vested shares of restricted stock.
•Stock Option Exercises. This Policy does not apply to the exercise of stock options acquired pursuant to the Company’s plans or to the exercise of a tax withholding right pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
VII.Definition of Material Non-Public Information
“Material Non-Public Information” is any material information about the Company that has not yet become publicly available. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making a decision regarding the purchase or sale of Company Securities. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material, such as:
•Preliminary financial results
•Projections
•News about a merger, acquisition divestiture or joint venture
•Gain or Loss of a substantial customer or supplier
•New product announcements of a significant nature
•Stock splits, dividends, etc.
•Significant litigation
•Changes in senior management
Either positive or negative information may be material.

POLICY GOVERNANCE
This Policy covers all transactions relating to Company Securities. This policy is not limited to the purchase and sale of Company common stock. The Company reserves the right to modify this policy and all procedures associated with this policy, in its sole discretion, at any time.
The Company’s General Counsel shall be responsible for administration of this Policy. All determinations and interpretations by the General Counsel shall be final and not subject to further review. The General Counsel shall facilitate the review of this Policy by the board of directors or a committee thereof at least every two years to properly reflect the law and best practices on insider trading.
POLICY COMPLIANCE
Failure to comply with this Policy will result in disciplinary action. Violation of U.S. securities laws may result in significant civil and criminal liability, including penalties of up to $5 million and up to 20 years in prison for insider trading.